Exhibit 10.1

CEN Biotech, Inc.

7405 Tecumseh Road East Suite 300

Windsor, Ontario

Canada

Summary of Proposed Terms and Conditions for Merger Transaction

HIGHLY CONFIDENTIAL

May 15, 2019

Caduceus Software Systems Corp.

Attn: Richard Tang

1540 Atwood Ave #19652 Johnston, RI 02919

Via email

Dear Mr. Tang:

This is a non-binding (other than as set forth below) indication of interest and term sheet (this “Term Sheet”) with respect to a transaction whereby, as set forth below, CEN Biotech, Inc., an Ontario, Canada corporation (“CEN”) and Caduceus Software Systems Corp., a Wyoming corporation (“CSOC”) will undertake a merger transaction to combine the two companies’ operations. CEN and CSOC may be referred to herein collectively as the “Parties” and each individually as a “Party.”

Structure:

CEN and CSOC will engage in a merger transaction, pursuant to which CSOC shall create a new wholly owned subsidiary (“Merger Sub”), and CEN will merge with and into Merger Sub, with CEN surviving and being a wholly owned subsidiary of CSOC (the “Merger”).

In the Merger, the shareholders of CEN shall be issued a number of shares of common stock, par value $0.001 per share, of CSOC (the “CSOC Common Stock”) such that the shareholders of CEN shall own not less than 98% of the issued and outstanding shares of CSOC Common Stock immediately after the closing of the Merger, with the shareholders of CSOC retaining not more than 2%.

The shares of CSOC Common Stock to be issued in the Merger shall be registered on a Form S-4 to be filed by CSOC with the Securities and Exchange Commission (the “SEC”) prior to the Closing (the “S-4”).

Notwithstanding the above, the Parties acknowledge and agree that the structure of the transactions contemplated herein may be modified by the Parties prior to the closing, as determined by the Parties and as set forth in the Definitive Documentation, as described below.

At the Closing (as defined below) of the Merger and the other transactions as contemplated herein (collectively, the “Transactions”), all of the current officers and directors of CSOC shall resign, and shall be replaced by officers and directors as designated by CEN.

The closing of the Transactions is herein referred to as the “Closing.”

Conditions to Closing and Closing Date:

Upon full execution of this Term Sheet, CEN will commence the preparation of the definitive documentation to be entered into between the Parties with respect to the Transactions (the “Definitive Documentation”).

The Closing shall be subject to the satisfaction or waiver of customary conditions to closing, as shall be set forth in the Definitive Documentation, including satisfactory completion of CEN’s due diligence review and the approval of the Board of Directors of CEN, and by the shareholders of CEN if required by applicable law, and the Board of Directors of CSOC.

Subject to the satisfaction of such conditions, it is expected that the Transactions will close on or around August 30, 2019 (the “Closing Date”).

Actions Prior to Closing:

Prior to the Closing, CSOC shall undertake the following actions, and the completion of such actions shall be conditions precedent to the Closing and shall be set forth in the Definitive Documentation to the extent not completed at the time of the execution thereof:

●    CSOC shall convert all of its outstanding debt into shares of CSOC Common Stock. For the avoidance of doubt, such converted shares of CSOC Common Stock shall constitute a part of the retained shares of CSOC as referenced above.

●    CSOC shall file a Form 10 with the SEC and shall otherwise become current in its reporting requirements pursuant to the Securities Exchange Act of 1934, as amended, and shall thereafter file the S-4 with the SEC and cause the same to become effective.

●    CSOC shall undertake a reverse split of the CSOC Common Stock, such that, once the shares of CSOC Common Stock are issued at the closing of the Merger, no more than 28,000,000 shares of CSOC Common Stock are issued and outstanding.

●    CSOC shall amend its Articles of Incorporation and Bylaws to be in form and substance as reasonably agreed by the Parties.

The Parties also acknowledge and agree that they shall evaluate the possibility of CSOC re-domesticating from Wyoming to Delaware, and if so agreed then CSOC shall undertake such re-domestication.

Due Diligence:

Commencing immediately upon full execution of this Term Sheet and through the end of the Exclusivity Period (as defined below), CEN shall conduct detailed business and legal due diligence of CSOC, and CSOC and its officers and directors shall cooperate fully with CEN and its agents in their respective efforts to complete such due diligence review.

Definitive Legal Documentation:

Following the full execution hereof, the Parties will reasonably cooperate to negotiate the Definitive Documentation. The Definitive Documentation will contain customary representations and warranties for a transaction of this type, and the initial drafts of the Definitive Documentation shall be prepared by counsel for CEN.

Exclusivity; Breakup Fee:

In light of the significant effort, time and expense that CEN will incur in proceeding with due diligence and structuring of the Transaction, from and after the full execution of this Term Sheet through the first to occur of (1) June 30, 2019, (2) the execution of the Definitive Document, and (3) the termination of this Term Sheet pursuant to the terms herein, unless extended by mutual written agreement of the Parties (as applicable, the “Exclusivity Period”), none of CSOC nor any of its officers, directors or shareholders will enter into any discussions, finalize a closing, execute any agreement committing either CSOC or any of its shareholders to a closing regarding, or consider, solicit, or encourage in any way (including by way of furnishing any non-public information concerning the business, properties, or assets of the CSOC), (i) a sale by CSOC of its equity securities or a sale by any of the officers or directors of CSOC of their interests in CSOC, or (ii) a sale, merger, consolidation, liquidation, business combination, sale of all or substantially all of the assets of CSOC, or any similar transaction involving CSOC or which would reasonably be expected to materially affect the ability of the Parties to consummate the Transactions (an “Alternate Transaction”).

If after the signing of this Term Sheet a proposal for an Alternate Transaction is received by CSOC or any of its officers or directors or any information is furnished by CSOC or of its officers or directors in connection therewith, CSOC shall promptly notify CEN of the details of any such event.

If CSOC or any of its officers or directors breaches the terms and conditions of this “Exclusivity and Break-Up Fees” section of this Term Sheet, CSOC shall pay to CEN a cash payment in the amount of $50,000 (the “Breakup Fee”) to reimburse CEN for its expenses related to the Transactions.

The Definitive Documentation shall contain provisions substantially similar to the above.

Expiration and Termination:

If this Term Sheet is not terminated sooner or extended by mutual written agreement of the Parties, this Term Sheet will terminate automatically upon the expiration of the Exclusivity Period. The provisions of the sections of this Term Sheet entitled “Exclusivity; Breakup Fee,” “Confidentiality,” and “Costs and Expenses” will not be affected by the termination or expiration of this Term Sheet under any circumstances other than the occurrence of the Closing or the execution of the Definitive Documentation and shall survive any such termination or expiration in such case.

Costs and Expenses:

Except as expressly provided in this Term Sheet or in the Definitive Documentation if agreed and executed, each Party shall bear its own costs, fees and expenses in connection with the Transactions, due diligence, and all other costs, fees and expenses in connection with the Transaction and activities contemplated by this Term Sheet, unless otherwise agreed to by the Parties in writing.

Confidentiality:

Each of the Parties shall maintain the confidentiality of the terms of this Term Sheet and the Transactions and shall not use any information it may learn about another Party for any purpose other than to consummate the Transactions; other than as may be required by applicable law, governmental regulation, stock exchange rule, or court order, provided, however, that CEN shall be permitted to publicly disclose the execution of this Term Sheet and the terms herein, to the extent determined by CEN.

In the event that the Parties enter into a confidentiality agreement with respect to the Transactions, such confidentiality agreement shall supersede the provisions of this section of this Term Sheet.

This Term Sheet represents only a preliminary indication of interest and is not and shall not be deemed to constitute a contract, commitment, undertaking, or other binding obligation or limitation on the part of any person in any respect, except that the obligations set forth in the paragraphs titled “Exclusivity; Breakup Fee,” “Due Diligence” and “Costs and Expenses” shall be legally binding on the Parties.

Please indicate your agreement to the terms above by signing in the spaces below and returning this Term Sheet to my attention.

The proposals made by this Term Sheet shall terminate on May 17, 2019 at 5:00 p.m., EST, unless prior to that time CEN shall have received a counterpart of this Term Sheet executed by CSOC.

We look forward to working with CSOC to complete the Transactions.

Very truly yours, CEN Biotech, Inc. By: __/s/ Bill Chaaban________ Name: Bill Chaaban Title: President

AGREED TO AND ACCEPTED on May 15, 2019

Caduceus Software Systems Corp.

By:      ___/s/ Richard Tang_______________

Name:     Richard Tang

Title:     CEO, CSOC